EXHIBIT 99.1

For further information, contact:

Dr. Robert B. Harris

President/CEO, CBI

Phone: 800 735 9224

Fax: 804 648 2641

Commonwealth Biotechnologies, Inc. Reports Financial Results

Through September, 2006

RICHMOND, VA (November 10, 2006) - Commonwealth Biotechnologies, Inc. (NASDAQ Capital Market: CBTE), a solutions provider to the global biotechnology industry, government agencies, pharmaceutical companies, and academic institutions, today released its financial results for the third quarter ended September 30, 2006 (the “2006 Quarter”). The Company’s 10-QSB is expected to be released on or about November 14, 2006. The third quarter and year-to-date losses now being reported are attributable to the lack of contract signings earlier in the year and to delayed and canceled contracts experienced throughout the course of the year.

	Nine months Ended September 30, 2006	Nine Months Ended September 30, 2005
Revenues	$5,144,276	$5,947,171
Operating Expenses	4,102,035	4,135,185
General and Administrative	1,556,998	1,584,408
Other Income/(Expense)	(145,612)	(121,222)
Net Income/(Loss)	(660,369)	106,356
EBITDA	242,282	1,081,256
Earnings (loss) per Share, Basic	(0.20)	0.03
Earnings (loss) per Share, Diluted	(0.20)	0.03

Discussion of Revenue and Expense Items

Revenues in the 2006 Quarter were down compared to the third quarter of 2005(the “2005 Quarter”) in four of the five core business activities of the Company. In particular, revenues from government contracts decreased by $469,953 from $1,135,619 in the 2005 Quarter to $665,666 in the 2006 Quarter. For the year, revenues from government contracts are down $704,038 or 22.9% from $3,078,756 for the nine months ended September 30, 2005 to $2,374,718 for the nine months ended September 30, 2006. These decreases, for the year and for the quarter, are primarily attributable to the lack of contract signings in the fourth quarter of 2005 and the first quarter of 2006, to budget reversions which have pushed back the start dates of new contract work, and to budget reversions which lowered the allocated budgets for awarded contracts.

However, as reported in the second quarter, the Company experienced an upsurge in new government contract signings for performance of a wide variety of activities. Although work has begun on these contracts, the majority of the revenues that will be recognized will be over the next year. At present, the Company is engaged in five principle government contracts, but uncertainty in government contracting continues as the U.S. government addresses changing priorities. Regardless, the Company continues to compete for government contracts, primarily in the areas of toxin analysis and vaccine development, and is teamed with different industry partners on several different current RFPs (requests for proposals).

Revenues in other areas have also decreased in the 2006 quarter and year-to-date, 2006 compared to the 2005 quarter and year-to-date, 2005 in both genetic identity and clinical testing services. In the genetic identity, revenues decreased about 40% from $610,715 in the third quarter of 2005 to $369,074 in the third quarter of 2006, and decreased about 17% from $1,545,259 to $1,280,499 for the 2006 year to date period compared to 2005. These decreases are due to the successful completion on two major contracts in the genetic identity lab which ended in the second quarter, 2006. New contracts in the genetic identity lab received since August of this year amount to $780,000 and are primarily in the area of forensic analysis. Revenues from these new contracts will be realized throughout 2007.

In clinical testing services, revenues decreased by approximately 47.6% from $169,144 in the 2005 Quarter to $86,978 in the 2006 Quarter. For the nine months, revenues have increased by $294,126 or 122% from $240,884 in 2005 compared to $535,010 in 2006. These fluctuations reflect changes in two clinical trial programs of one of the Company’s principal customers. After work was begun on the larger of the two clinical trials, it was suspended when the trial was put on clinical hold by the regulatory authorities. In August, this clinical trial was canceled all together. At the same time, the second clinical trial, which was originally slated to start in the third quarter of 2006 was also put on clinical hold, pending resolution of certain issues. The hold has since been lifted for this second clinical trial and work will begin in January, 2007. As reported earlier, the impact on CBI of these changes of projected lost revenues throughout the third and fourth quarters of 2006 is estimated at approximately $630,000.

The only upswing in core business activities to this point is in revenues from private sector commercial contracts which increased by $56,775 or 29% from $193,313 in the 2005 Quarter to $250,088 in the 2006 Quarter. For the nine months, revenues from commercial contracts have also increased by $117,386 or 23% from $508,137 in 2005 to $625,523 in 2006. Revitalized sales and marketing efforts in the private sector have increased CBI’s visibility and have resulted in new contract signings and new customer relationships. Management will continue to focus on increasing revenues from the private sector as a means of off-setting uncertainties in the government contracting sector.

“Our financial issues are not so much related to expenses as they are to the current short-fall in contract revenues,” explained Dr. Robert B. Harris, President and CEO. “This year has proved to be an exceedingly difficult for life sciences programs in the federal sector, and we have not yet gained enough momentum in the private sector to completely offset the lack of contract volume. Even then, it is hard to maintain momentum in the face of allocation changes to approved budgets or when solicited program proposals are canceled in their entirety. At this point, contract signings in 2006 total approximately $5.9 million, but several of these new contracts were not initiated until late in the year and revenues will be recognized in the latter part of 2006 and in 2007.

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About CBI

Commonwealth Biotechnologies, Inc. is a solutions provider to the global biotechnology industry, academic institutions, government agencies, and pharmaceutical companies. It offers broad ranging expertise and a complete array of the most current analytical and synthetic chemistries and biophysical analysis technologies, many of which are not available from other commercial sources. CBI has crafted a stimulating, open environment where scientists collaborate among themselves and with our clients, take on interesting challenges and develop creative solutions. Through its FIL division, CBI offers comprehensive genetic identity testing, including paternity, forensic, and CODIS analyses. CBI is accredited by the American Association of Blood Banks, CLIA, and the National Forensic Science Technology Council, and operates fully accredited BSL-3 laboratory. For more information, visit CBI on the web at www.cbi-biotech.com and visit FIL at www.fairfaxidlab.com.

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Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in the Company’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undo reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that:

•	CBI will receive all fees anticipated under existing contracts;

•	Adverse economic conditions will not result in the cancellation of future requests for proposals;

•	CBI will successfully acquire new private sector projects;

•	CBI will recognize all revenues attributable to uncompleted projects;

•	CBI’s customers will not terminate or delay their contracts prior to their completion; and

•	CBI will see positive trends in financial performance.

A number of factors, including customer demand, industry trends, armed conflict, and terrorist activities could alter these trends referenced herein. CBI undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.